Exhibit 99.2

TDK to Acquire InvenSense

Realize New Sensor Solutions in IoT, Automotive and ICT

Key Transaction Highlights:

•	Acquisition promotes further growth in sensor and actuator products, an important part of TDK’s strategic growth plan, and will strengthen TDK’s position as a stronger global player for sensor solutions.

•	Transaction brings together more complete portfolio of sensor and software solutions spanning inertial, pressure, microphone and ultrasonic wave sensor products and technologies from InvenSense, with TDK’s pressure, temperature, electric current and various other sensors.

•	USD 13.00 per share, representing a 19.9% premium to InvenSense’s closing share price on December 20, 2016 and a 52.4% premium to its 60-day volume-weighted average trading price as of December 20, 2016.

•	Transaction will be financed with cash-on-hand.

TOKYO, Japan, SAN JOSE, California, U.S.A., December 21, 2016 - TDK Corporation (President and CEO: Shigenao Ishiguro, hereinafter referred to as “TDK”) and InvenSense, Inc. (President and CEO: Behrooz Abdi, hereinafter referred to as “InvenSense”) entered into a definitive agreement today wherein TDK agrees to acquire all of the outstanding InvenSense shares for cash at an acquisition price of USD 13.00 per InvenSense share, for a total acquisition price of USD 1.3 billion. The transaction has been unanimously approved by the Boards of Directors of both companies. Completion of the transaction is expected in second quarter of the fiscal year ending March 31, 2018, and is subject to approvals by InvenSense shareholders and the relevant regulatory authorities. The acquisition will be completed through a merger of a newly created subsidiary of TDK with and into InvenSense, with InvenSense continuing following the merger as a wholly-owned subsidiary of TDK.

TDK’s current medium-term (3-year) management plan ending in March 2018 focuses on the importance of three areas: a) automotive, b) manufacturing devices and energy, and c) Information and Communications Technology (ICT). As part of its strategy for growth in these key areas, TDK has identified sensors and actuators, energy units and next-generation electronic components as three product areas for strategic growth aimed at unlocking new business opportunities in the fields of Internet of Things (IoT). Sensors are viewed as an important IoT-enabling technology and TDK envisions greatly expanding this portion of its business and providing a broad range of sensor solutions to its customers. TDK currently sells magnetic sensors that employ thin-film magnetic technology, which TDK has accumulated through its endeavors with hard disk drive (HDD) solutions over many years. Further, TDK’s product line includes pressure, temperature, electric current, and various other sensor types, and TDK plans to expand its sensor business going forward.

Through the acquisition of InvenSense, TDK will be able to strengthen its product line-ups and technologies, which is expected to enable the combined company to become a stronger player in broad based sensor solutions for IoT, automotive and ICT by accelerating the sensor product roadmap to offer innovative next generation products and platforms. In addition, sensor fusion, the combination of various sensor technologies and software creates products with enhanced value solutions for customers across multiple fields.

InvenSense is a world forerunner in motion sensor solutions, known mostly for its flagship six-axis and nine-axis motion sensors, which are used in some of the world’s most advanced consumer products and applications. In recent years its portfolio has expanded with additional solutions for inertial, environmental, microphone, and ultrasonic sensors. InvenSense’s “fabless” manufacturing model enables development of high-performance and cost effective products via its unique CMOS-MEMS production process. Enhanced by its value-added software solutions, InvenSense has expanded rapidly to become a worldwide strong player in sensors for consumer devices including smartphones, drones, wearables, gaming, inertial navigation, and both optical and electronic image stabilization for cameras. Looking ahead, growth avenues beyond mobile include large addressable opportunities in the fields of IoT, automotive, and industrial, driven by increasing consumer demand of indoor navigation, Virtual Reality (VR), Augmented Reality (AR), and Advanced Driver Assistance Systems (ADAS).

The acquisition will enable TDK to combine InvenSense’s advanced suite of sensor and software platforms with its wide-ranging portfolio of magnetic, pressure, temperature, and microphone sensors. In addition, sensor fusion, combining various types of technologies and product line-up, creates products with high added value. Sensor fusion combines multiple sensors and software solutions that enables TDK to expand its business in the three key areas and further strengthening of its position as a global player in the sensor business, which is one of TDK’s strategic growth products.

In January 2016, TDK established a joint venture with Qualcomm Incorporated, called RF360 Holdings Singapore PTE, Ltd., and has also entered into agreements to expand technical cooperation in a wide range of fields including passive components, batteries, wireless power transfer, sensors, MEMS and various other next-generation technologies for mobile communications, IoT, and automotive. This joint venture presents an exciting opportunity for InvenSense to expand its customer base in ICT (Information and Communications Technology), IoT and automotive areas while enabling InvenSense to provide sensor solutions with increased synergies.

As the fields of ICT, automotive and industrial experiences growing demand for sensors, TDK, together with InvenSense, expect to provide unique products and sensor expertise across sales channels and a global customer base that TDK and InvenSense have each cultivated over several years. TDK and InvenSense are resolved to exhibit the same level of commitment to providing customers with quality, expert solutions and customer service as a combined company.

TDK’s President and CEO, Mr. Shigenao Ishiguro, made the following statement regarding the acquisition:

“TDK’s sensor business, one of its strategic growth areas, can be strengthened by merging TDK’s portfolio of magnetic sensor technologies (where its strength lies) and its wide range of sensor products with InvenSense’s expanding sensor technology. This acquisition is a fundamental element in TDK’s strategy to provide unique and high-value-added products and services in IoT. We aim to become a strong player in the sensor business with InvenSense as our perfect partner.”

InvenSense’s President and CEO Behrooz Abdi made the following comment:

“This is an exciting day for InvenSense as our proposed acquisition by TDK represents what we view as a compelling win for InvenSense’s shareholders, customers and employees. TDK understands the value of InvenSense’s suite of sensor and software platforms. This merger is the culmination of years of innovation and execution by our world-class employees. Together with TDK, we see a bright future that leverages our commitment to innovation with TDK’s scale, significant partner relationships and distribution channel. Our strategic goals are aligned, and we are confident that together with TDK we will accelerate our roadmap to provide next-generation sensor technologies in key fields for the world’s most innovative companies.”

In connection with the acquisition, BofA Merrill Lynch is acting as TDK’s exclusive financial advisor and Jones Day is acting as legal counsel to TDK. Qatalyst Partners is acting as exclusive financial advisor and Pillsbury Winthrop Shaw Pittman LLP is acting as legal counsel to InvenSense.

Additional Information and Where to Find It

In connection with the proposed transaction, TDK and InvenSense intend to file relevant materials with the United States Securities and Exchange Commission (the “SEC”). InvenSense will also file with the SEC a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, InvenSense will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the InvenSense special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF INVENSENSE ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TDK OR INVENSENSE FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TDK, INVENSENSE AND THE PROPOSED TRANSACTION. The proxy statement and other documents filed by InvenSense with the SEC may be obtained free of charge at InvenSense’s website at www.invensense.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from InvenSense by requesting them by mail at InvenSense, Inc., 1745 Technology Drive Suite 200, San Jose, California 95110, Attention: Investor Relations, or by telephone at (408) 501-2200. The documents filed by TDK with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from TDK by requesting them by mail at Shibaura Renasite Tower, 3-9-1 Shibaura, Minato-ku, Tokyo 108-0023, Japan, Attention: Investor Relations.

This communication does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. TDK, InvenSense, and certain of their directors, officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of InvenSense in connection with the proposed transaction. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of InvenSense’s stockholders in connection with the proposed transaction, and any direct or indirect interests, by security holdings or otherwise, they have in the proposed transaction, will be set forth in InvenSense’s definitive proxy statement when it is filed with the SEC. Information regarding InvenSense’s directors and executive officers and their ownership of InvenSense’s securities is set forth in the definitive proxy statement for InvenSense’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on July 29, 2016, and its Annual Report on Form 10-K for the fiscal year ended April 3, 2016, which was filed with the SEC on May 25, 2016. These documents may be obtained free of charge at the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements that address a variety of subjects including, for example, the expected timetable for closing of the transaction between TDK and InvenSense, the expected benefits and synergies of the transaction, TDK’s and InvenSense’s plans, objectives and expectations and TDK’s expected product offerings, product development, marketing position and technical advances resulting from the transaction. Statements that are not historical facts, including statements about beliefs, plans and expectations, are forward-looking statements. Such statements are based on current expectations and are subject to a number of factors and uncertainties, are not historical facts and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include statements that reflect the current expectations, estimates, beliefs, assumptions, and projections of TDK’s senior management about future events with respect to InvenSense’s business and its industry in general. Statements that include words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets” and variations of these words (or negatives of these words) or similar expressions of a future or forward-looking nature identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Actual results could differ materially from those projected or forecast in the forward-looking statements. The following important factors and uncertainties, among others, that could cause actual results to differ materially from those described in these forward looking statements include, without limitation: the parties’ ability to satisfy the conditions precedent to the consummation of the proposed transaction, including, without limitation, the receipt of stockholder and regulatory approvals, including the potential for regulatory authorities to require divestitures in connection with the proposed transaction; the occurrence of any event that could give rise to the termination of the merger agreement; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings that may be instituted against TDK or InvenSense and others following announcement of the proposed transaction; disruptions of current plans and operations caused by the announcement or pendency of the proposed transaction; the risk that expected benefits, synergies and growth prospects of the transaction may not be achieved in a timely manner, or at all; the risk that InvenSense’s business may not be successfully integrated with TDK’s following the closing; potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; and the response of customers, distributors, suppliers and competitors to the announcement of the proposed transaction. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the proxy statement when it becomes available and InvenSense’s filings with the SEC, including the risk factors contained in InvenSense’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. TDK and InvenSense assume no obligation to update the information in this communication, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

About TDK Corporation

TDK Corporation is a leading electronics company based in Tokyo, Japan. It was established in 1935 to commercialize ferrite, a key material in electronic and magnetic products. TDK’s portfolio includes electronic components, modules and systems marketed under the product brands TDK and EPCOS, power supplies, magnetic application products as well as energy devices, flash memory application devices, and others. TDK focuses on demanding markets in the areas of information and communication technology and consumer, automotive and industrial electronics. The company has a network of design and manufacturing locations and sales offices in Asia, Europe, and in North and South America. In fiscal 2016, TDK posted total sales of approx. USD 11.5 billion and employed about 92,000 people worldwide.

About InvenSense

InvenSense, Inc. (NYSE: INVN) provides MEMS sensor platforms. InvenSense’s vision of Sensing Everything™ targets the consumer electronics and industrial areas with integrated Motion and Sound solutions. InvenSense’s solutions combine MEMS (micro electrical mechanical systems) sensors, such as accelerometers, gyroscopes, compasses, and microphones with proprietary algorithms and firmware that intelligently process, synthesize, and calibrate the output of sensors, maximizing performance and accuracy. InvenSense’s motion tracking, audio and location platforms, and services can be found in Mobile,

Wearables, Smart Home, Industrial, Automotive, and IoT products. InvenSense is headquartered in San Jose, California and has offices worldwide. For more information, go to www.invensense.com and http://www.coursaretail.com.

©2017 InvenSense, Inc. All rights reserved. InvenSense logos are trademarks of InvenSense, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.

For TDK Media Inquiries, Contact:

Sumio Marukawa

General Manager

+81-3-6852-7102

pr@jp.tdk.com

For TDK Investor Inquiries, Contact:

Jun Hatsumi

Senior Manager

+81-3-6852-7102

ir@jp.tdk.com

For InvenSense Media Inquiries, Contact:

David Almoslino

Senior Director

Corporate Marketing

InvenSense, Inc.

408.501.2278

pr@invensense.com

For InvenSense Investor Inquiries, Contact:

Dave Allen

Darrow Associates

408.427.4463

dallen@darrowir.com

ir@invensense.com

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